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                                                                Exhibit No. 99.1

                                                        PRESS RELEASE
                                                        FOR INFORMATION CONTACT:
                                                        Scott Kantor
                                                        Chief Financial Officer
                                                        Datascope Corp.
                                                        14 Philips Parkway
                                                        Montvale, NJ  07645
                                                        (201) 307-5490
                                                        www.datascope.com
                                                        -----------------

FOR IMMEDIATE RELEASE:

            DATASCOPE ANNOUNCES PLAN TO REDUCE OPERATING EXPNSES AND
                  RECORDS SPECIAL CHARGE IN THE SECOND QUARTER

         Montvale, New Jersey, January 3, 2006 . . . Datascope Corp. (Nasdaq:
DSCP) reported that on December 28, 2005 management approved a plan to reduce operating expenses in conjunction with the previously announced strategy to postpone the full market launch of its X-Site vascular closure device. As a result, the company eliminated 33 positions, or 20% of the workforce in the Interventional Products Division at the end of December 2005 at a cost of approximately $0.4 million for severance and other one-time termination benefits. The workforce reductions are expected to save approximately $4 million on an annualized basis. In addition, as a result of the company's decision to redesign the X-Site device to incorporate a pre-tied knot, the company wrote-off $1.2 million of existing X-Site inventory and tooling and recorded a liability of approximately $0.7 million for purchase commitments and contract termination costs. Total special charges in the second quarter for the above items will be approximately $2.3 million pretax, $1.5 million after tax or $0.10 per share. Total cash outlay for the special charges will be approximately $1.1 million and is expected to be completed in the second half of fiscal year 2006.

         Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope's news releases and other company information can be found on the company's website, http://www.datascope.com.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties cannot be predicted or quantified and are outside our control, particularly the risk that Datascope will not be able to achieve the estimated annualized cost savings.